EXHIBIT 99.1

News Release

Victory Capital Reports August 2024 Total Client Assets

San Antonio, Texas, September 11, 2024 ― Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported Total Assets Under Management (AUM) of $173.8 billion, Other Assets of $4.9 billion, and Total Client Assets of $178.8 billion, as of August 31, 2024.

For the month of August, average Total AUM was $171.1 billion, average Other Assets was $4.9 billion, and average Total Client Assets was $176.0 billion.

Victory Capital Holdings, Inc.
Total Client Assets (unaudited; in millions) [1]

	As of:
By Asset Class	August 31, 2024	July 31, 2024
Solutions	$61,315	$59,942
Fixed Income	24,887	24,799
U.S. Mid Cap Equity	32,136	31,938
U.S. Small Cap Equity	15,688	16,100
U.S. Large Cap Equity	14,103	14,030
Global / Non-U.S. Equity	19,143	18,784
Alternative Investments	3,190	3,203
Total Long-Term Assets	$170,462	$168,795
Money Market / Short Term Assets	3,368	3,347
Total Assets Under Management[2]	$173,830	$172,142

By Vehicle
Mutual Funds[3]	$115,877	$114,889
Separate Accounts and Other Pooled Vehicles[4]	51,562	51,338
ETFs[5]	6,391	5,915
Total Assets Under Management	$173,830	$172,142

Other Assets[6]
Institutional	$4,942	$4,809
Total Other Assets	$4,942	$4,809

Total Client Assets
Total Assets Under Management	$173,830	$172,142
Total Other Assets	4,942	4,809
Total Client Assets	$178,772	$176,951

1Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.

2Total AUM includes both discretionary assets under management and non-discretionary assets under advisement and excludes Other Assets.

3Includes institutional and retail share classes, money market and VIP funds.

4Includes wrap program accounts, CITs, UMAs, UCITS, private funds, and non-U.S. domiciled pooled vehicles.

5Represents only ETF assets held by third parties and excludes ETF assets held by other Victory Capital products.

6Includes low-fee (2 to 4 bps) institutional assets, previously reported in the Solutions asset class within the by asset class table and in Separate Accounts and Other Pooled Vehicles within the by vehicle table. These assets are included as part of Victory’s Regulatory Assets Under Management reported in Form ADV Part 1.

About Victory Capital

Victory Capital is a diversified global asset management firm with total assets under management of $173.8 billion, and $178.8 billion in total client assets, as of August 31, 2024. The Company employs a next-generation business strategy that combines boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With 11 autonomous Investment Franchises and a Solutions Business, Victory Capital offers a wide array of investment products and services, including mutual funds, ETFs, separately managed accounts, alternative investments, third-party ETF model strategies, collective investment trusts, private funds, a 529 Education Savings Plan, and brokerage services.

Victory Capital is headquartered in San Antonio, Texas, with offices and investment professionals in the U.S. and around the world. To learn more please visit www.vcm.com or follow Victory Capital on Facebook, Twitter, and LinkedIn.

Contacts

Investors:

Matthew Dennis, CFA

Chief of Staff

Director, Investor Relations

216-898-2412

mdennis@vcm.com

Media:
Jessica Davila

Director of Global Communications

210-694-9693

Jessica_davila@vcm.com